Exhibit 99.1

MRV ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

CHATSWORTH, CA — March 15, 2012 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced financial results for the fourth quarter and year ended December 31, 2011.

Commenting on the Company’s financial results announced today, Barry Gorsun, MRV’s chief executive officer, stated, “As the year progressed we experienced continued momentum, enabling us to report 19% sequential revenue growth in the fourth quarter. The strong end to the year resulted in another year of record revenue. While we are pleased with our top-line performance, we continue to implement initiatives designed to improve operating income, in part by removing costs, enhancing productivity and driving sales. We also focused on driving shareholder value in 2011, building off our efforts in 2010. As we enter 2012, we will continue to identify opportunities to enhance shareholder value while supporting our business units.”

MRV reported fourth quarter 2011 revenue of $74.1 million, compared with revenue of $62.5 million in the third quarter and $73.6 million in the fourth quarter of 2010. The $11.6 million sequential increase is attributable to a $9.0 million increase in the Company’s Network Integration group and, to a lesser degree, a $2.9 million increase at MRV’s Network Equipment group, partially offset by an increase in intersegment sales between each of these two business units, which are eliminated in the Company’s consolidated reporting. Both reporting segments benefited from a seasonally strong fourth quarter with the largest sequential increases in revenue coming from the French and Italian Network Integration subsidiaries, which had softer third quarters due to weak local telecom markets.  The Company’s Optical Communications Systems business unit saw a 12% sequential increase.

Gross margin for the fourth quarter of 2011 was 37.9%, down from 40.2% last quarter and 39.2% in the fourth quarter of 2010.  The sequential decrease was due primarily to the Company’s Italian business unit in the Network Integration group and a decrease in the proportion of revenue contributed by the Network Equipment group which has higher margins.

Operating expenses in the fourth quarter of $33.4 million included a $7.1 million goodwill impairment charge related to MRV’s Scandinavian subsidiary. Excluding this charge, operating expenses in the fourth quarter were $26.3 million, or 35% of revenue, compared to $21.6 million, or 35% of revenue, in the third quarter and $25.8 million, or 35% of revenue, in the fourth quarter of the prior year.  The $4.7 million sequential increase included several charges that impact comparability to prior periods including $1.4 million in payments to stock option and restricted stock holders to compensate them for the loss in value of their equity grants due to the $75 million special dividend paid in November 2011, $0.5 million in severance to our former CEO, and $0.2 million in a litigation settlement.  The remaining increase was due primarily to higher sales and marketing costs due to normal seasonality. Operating loss for the quarter was $5.3 million, compared with operating income of $3.4 million in the fourth quarter of 2010.  This was the result of a $7.1 million goodwill impairment charge in one of MRV’s business units, and $2.1 million in other charges as described above.

On a full year basis, MRV reported revenues of $266.8 million, a $10.7 million, or 4%, increase compared to $256.0 million for 2010.  Both operating segments contributed to a decline in gross margins from 43.2% last year to 40.3% in 2011.

A more detailed discussion of MRV’s 2011 fourth quarter and full year financial results, including an analysis by business segment, is included in the Management Discussion and Analysis section of the Company’s Form 10-K filed today.

About MRV Communications, Inc.
MRV Communications, Inc. is a leading global provider of carrier Ethernet, WDM optical transport, infrastructure management equipment and solutions, as well as network integration and managed services.  MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs.  Through its subsidiaries, MRV operates R&D centers in North America and Europe, along with support centers and sales offices around the world.  For more information about MRV, visit http://www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,”

“forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2011, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of December 31, 2011 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com

(Financial tables follow)

MRV Communications, Inc.

Statement of Operations

(In thousands, except per share data)

	Three Months Ended		Year To Date
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
	(Unaudited)
Revenue	$74,138	$73,522	$266,753	$256,032
Cost of goods sold	46,105	44,399	159,161	145,312
Gross profit	28,033	29,123	107,592	110,720
Gross margin	38%	40%	40%	43%

Operating costs and expenses:
Product development and engineering	6,259	6,018	24,318	21,788
Selling, general and administrative	20,002	19,696	72,855	74,592
Impairment of goodwill	7,095	—	7,095	—
Total operating expenses	33,356	25,714	104,268	96,380
Operating income (loss)	(5,323)	3,409	3,324	14,340

Interest Expense	(243)	(276)	(930)	(950)
Other income, net	610	(1,240)	(1,227)	(2,056)
Income (loss) from continuing operations before taxes	(4,956)	1,893	1,167	11,334
Provision (benefit) for income taxes	1,541	(1,907)	4,579	2,660
Income (loss) of continuing operations	(6,497)	3,800	(3,412)	8,674

Income (loss) from discontinued operations, net	—	35,697	(3,414)	42,106

Net income (loss)	(6,497)	39,497	(6,826)	50,780
Less:
Net income (loss) from continuing operations attributable to noncontrolling interests	—	273	—	2,089
Net income (loss) from discontinued operations attributable to noncontrolling interests	—	—	—	—
Net income (loss) attributable to MRV	$(6,497)	$39,224	$(6,826)	$48,691

Net income (loss) from continuing operations attributable to MRV	$(6,497)	$3,527	$(3,412)	$6,585
Net income (loss) from discontinued operations attributable to MRV	$—	$35,697	$(3,414)	$42,106

Net income (loss) per share - basic:
From continuing operations:	$(0.04)	$0.02	$(0.02)	$0.04
From discontinued operations:	$—	$0.23	$(0.02)	$0.27
Net income (loss) per share - basic	$(0.04)	$0.25	$(0.04)	$0.31

Net income (loss) per share - diluted:
From continuing operations:	$(0.04)	$0.02	$(0.02)	$0.04
From discontinued operations:	$—	$0.23	$(0.02)	$0.27
Net income (loss) per share - diluted	$(0.04)	$0.25	$(0.04)	$0.31

Weighted average number of shares:
Basic	157,686	157,257	157,561	157,569
Diluted	157,686	158,068	157,561	158,423

MRV Communications, Inc.

Balance Sheet

(In thousands)

	December 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$83,716	$141,001
Short-term marketable securities	—	13,474
Restricted time deposits	1,661	1,709
Accounts receivable, net	60,964	61,455
Other receivables	11,604	15,294
Inventories	32,163	41,072
Deferred income taxes	2,062	2,511
Other current assets	6,592	9,838
Current assets from discontinued operations held for sale	—	2,774
Total current assets	198,762	289,128
Property and equipment, net	9,360	8,461
Goodwill	17,999	25,229
Deferred income taxes, net of current portion	3,702	2,125
Intangibles, net	325	—
Other assets	541	571
Noncurrent assets from discontinued operations held for sale	—	1,352
Total assets	$230,689	$326,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$8,987	$18,036
Deferred consideration payable	4,615	4,615
Accounts payable	32,064	32,279
Accrued liabilities	22,726	23,714
Deferred revenue	10,985	14,186
Other current liabilities	2,422	2,166
Current liabilities from discontinued operations held for sale	—	1,376
Total current liabilities	81,799	96,372
Other long-term liabilities	6,676	8,931
Long-term liabilities from discontinued operations held for sale	—	462
Commitments and contingencies
Total MRV stockholders’ equity	142,214	221,101
Non-controlling interests	—	—
Total Equity	142,214	221,101
Total liabilities and stockholders’ equity	$230,689	$326,866